Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Third Quarter 2024 Financial Results

LEAWOOD, KANSAS, USA - October 23, 2024 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading global financial technology solutions and payments provider, reports third quarter 2024 financial results.

Euronet reports the following consolidated results for the third quarter 2024 compared with the same period of 2023:

•	Revenues of $1,099.3 million, a 9% increase from $1,004.0 million (9% increase on a constant currency[1] basis).
•	Operating income of $182.2 million, a 9% increase from $167.0 million (9% increase on a constant currency basis).
•	Adjusted EBITDA[2] of $225.7 million, a 6% increase from $212.5 million (6% increase on a constant currency basis).
•	Net income attributable to Euronet of $151.5 million, or $3.21 diluted earnings per share, compared with $104.2 million, or $2.05 diluted earnings per share.
•	Adjusted earnings per share[3] of $3.03, an 11% increase from $2.72.
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Euronet's cash and cash equivalents were $1,524.1 million and ATM cash was $805.4 million, totaling $2,329.5 million as of September 30, 2024, and availability under its revolving credit facilities was approximately $669.8 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

“I am pleased that we achieved a third quarter adjusted EPS of $3.03, an 11% increase over the prior year's $2.72. I also point out that we did not include in our adjusted EPS approximately $0.28 per share related to an investment gain. Had we done so, adjusted EPS would have been $3.31. This year's third quarter is a great reminder of how our product and geographic diversity helps to provide consistency in our earnings. Moreover, with our 17% nine months year to date adjusted EPS growth, we are well on track to be at the top end of the range with good prospects to exceed the range,” stated Michael J. Brown, Euronet’s Chairman and Chief Executive Officer.

"Money Transfer produced strong third quarter results compared to the prior year across all financial metrics. EFT produced solid results across all metrics with double digit growth in operating income and adjusted EBITDA. epay delivered double-digit revenue and transaction growth."

Taking into consideration recent trends in the business and the global economy, continued double-digit quarterly earnings growth, and historical seasonal patterns, the Company remains confident in its previously announced expectations that its 2024 adjusted EPS will grow 10-15% year-over-year, consistent with its 10 and 20 year compounded annualized growth rates. Moreover, the Company expects that in 2025 it will again produce adjusted EPS growth in the 10-15% range. This outlook does not include any changes that may develop in foreign exchange rates, interest rates or other unforeseen factors.

Segment and Other Results

The EFT Processing Segment reports the following results for the third quarter 2024 compared with the same period or date in 2023:

•	Revenues of $373.0 million, an 8% increase from $345.8 million (7% increase on a constant currency basis).
•	Operating income of $117.3 million, a 12% increase from $104.8 million (12% increase on a constant currency basis).
•	Adjusted EBITDA of $142.1 million, a 10% increase from $128.7 million (10% increase on a constant currency basis).
•	Transactions of 2,982 million, a 34% increase from 2,231 million.
•	Total of 55,292 installed ATMs as of September 30, 2024, a 4% increase from 53,272. We operated 54,020 active ATMs as of September 30, 2024, a 5% increase from 51,496 as of September 30, 2023.

Constant currency revenue, operating income, and adjusted EBITDA growth in the third quarter 2024 was driven by travel, growth in the merchant services business and growth within recent market expansion. Operating margins benefited from transactions driven by continued travel recovery together with effective expense management.

The increase in active ATMs includes the acquisition of 800 ATMs in Malaysia together with the addition of approximately 800 outsourcing ATMs, and the impact of winterizing 500 more ATMs in the prior year at September 30, 2023 compared to September 30, 2024.

Transaction growth outpaced revenue growth due to continued growth in high-volume low-value transactions in India.

The epay Segment reports the following results for the third quarter 2024 compared with the same period or date in 2023:

•	Revenues of $290.3 million, a 10% increase from $264.5 million (10% increase on a constant currency basis).
•	Operating income of $29.1 million, a 3% increase from $28.3 million (2% increase on a constant currency basis).
•	Adjusted EBITDA of $31.0 million, a 3% increase from $30.1 million (3% increase on a constant currency basis).
•	Transactions of 1,126 million, a 22% increase from 925 million.
•	POS terminals of approximately 766,000 as of September 30, 2024, a 5% decrease from approximately 810,000.
•	Retailer locations of approximately 348,000 as of September 30, 2024, unchanged from prior year.

Double-digit revenue and transaction growth was driven by continued digital media and mobile growth. Operating income and adjusted EBITDA growth did not keep pace with the overall growth in revenue due to inflationary pressures in the business and expenses incurred to launch new proprietary product offerings.

The Money Transfer Segment reports the following results for the third quarter 2024 compared with the same period or date in 2023:

•	Revenues of $438.2 million, an 11% increase from $395.9 million (10% increase on a constant currency basis).
•	Operating income of $58.1 million, an 8% increase from $53.7 million (7% increase on a constant currency basis).
•	Adjusted EBITDA of $64.1 million, a 6% increase from $60.7 million (4% increase on a constant currency basis).
•	Total transactions of 45.1 million, an 11% increase from 40.6 million.
•	Network locations of approximately 595,000 as of September 30, 2024, a 10% increase from approximately 540,000.

Constant currency revenue growth was primarily driven by near double-digit growth in cross-border transactions, offset by a decrease in intra-US transactions. Direct-to-consumer digital transactions grew by 30%, reflecting strong consumer demand for digital products, which represents 19% of total digital transactions. The constant currency operating income increase of 7% was influenced by an additional $2 million year-over-year digital customer marketing spend during the quarter versus last year. Excluding the incremental digital customer marketing spend, constant currency operating income growth would have exceeded 10%, producing operating margins consistent with prior year. Money Transfer’s revenue and gross profit per transaction were consistent with the prior year.

Corporate and Other reports $22.3 million of expense for the third quarter 2024 compared with $19.8 million for the third quarter 2023. The increase in corporate expenses is largely from increased salaries, performance based compensation and other management expenses.

Balance Sheet and Financial Position
Unrestricted cash and cash equivalents on hand was $1,524.1 million as of September 30, 2024, compared to $1,271.8 million as of June 30, 2024.  The net increase in unrestricted cash and cash equivalents is the net result of the generation of cash from operations and working capital fluctuations partially offset by share repurchases.

Total indebtedness was $2,278.8 million as of September 30, 2024, compared to $2,270.2 million as of June 30, 2024. Availability under the Company's revolving credit facilities was approximately $669.8 million as of September 30, 2024.

The Company repurchased 1 million shares for $101.3 million during the third quarter, which will improve earnings per share by 2% for future periods.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, operating income, adjusted EBITDA, and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, operating income, net income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest expense, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) share-based compensation, c) acquired intangible asset amortization, d) non-cash income tax expense, e) non-cash investment gain f) other non-operating or non-recurring items and g) dilutive shares relate to the Company's convertible bonds. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation

Euronet Worldwide will host an analyst conference call on October 24, 2024, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments on the Company's operations, forward-looking information, and other material information about business and financial matters. To listen to the call via telephone please register at Euronet Worldwide Third Quarter 2024 Earnings Call. The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should register at least five minutes prior to the scheduled start time of the event. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at  http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Starting in Central Europe in 1994 and growing to a global real-time digital and cash payments network with millions of touchpoints today, Euronet now moves money in all the ways consumers and businesses depend upon. This includes money transfers, credit/debit card processing, ATMs, POS services, branded payments, foreign currency exchange and more. With products and services in more than 200 countries and territories provided through its own brand and branded business segments, Euronet and its financial technologies and networks make participation in the global economy easier, faster and more secure for everyone.

A leading global financial technology solutions and payments provider, Euronet has developed an extensive global payments network that includes 55,292 installed ATMs, approximately 949,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 113 countries; card software solutions; a prepaid processing network of approximately 766,000 POS terminals at approximately 348,000 retailer locations in 64 countries; and a global money transfer network of approximately 595,000 locations serving 205 countries and territories. Euronet serves clients from its corporate headquarters in Leawood, Kansas, USA, and 67 worldwide offices. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from the COVID-19 or other pandemics; inflation; the war in the Ukraine and the related economic sanctions; military conflicts in the Middle East; our ability to successfully integrate any acquired operations; economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and privacy; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing (including fluctuations in interest rates), availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	September 30,	As of
	2024	December 31,
	(unaudited)	2023
ASSETS
Current assets:
Cash and cash equivalents	$1,524.1	$1,254.2
ATM cash	805.4	525.2
Restricted cash	18.9	15.2
Settlement assets	1,461.0	1,681.5
Trade accounts receivable, net	273.2	370.6
Prepaid expenses and other current assets	303.2	316.0
Total current assets	4,385.8	4,162.7

Property and equipment, net	340.3	332.1
Right of use lease asset, net	142.9	142.6
Goodwill and acquired intangible assets, net	1,118.9	1,015.1
Other assets, net	301.2	241.9
Total assets	$6,289.1	$5,894.4

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$1,461.0	$1,681.5
Accounts payable and other current liabilities	877.4	816.9
Current portion of operating lease liabilities	51.4	50.3
Short-term debt obligations	1,081.4	151.9
Total current liabilities	3,471.2	2,700.6

Debt obligations, net of current portion	1,195.5	1,715.4
Operating lease liabilities, net of current portion	95.4	95.8
Capital lease obligations, net of current portion	1.9	2.3
Deferred income taxes	77.6	47.0
Other long-term liabilities	85.5	83.6
Total liabilities	4,927.1	4,644.7
Equity	1,362.0	1,249.7
Total liabilities and equity	$6,289.1	$5,894.4

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2024	2023

Revenues	$1,099.3	$1,004.0

Operating expenses:
Direct operating costs	634.0	576.7
Salaries and benefits	169.6	153.6
Selling, general and administrative	80.6	73.9
Depreciation and amortization	32.9	32.8
Total operating expenses	917.1	837.0
Operating income	182.2	167.0

Other income (expense):
Interest income	6.5	4.0
Interest expense	(24.2)	(15.0)
Foreign currency exchange gain (loss)	27.4	(8.8)
Other income	16.5	—
Total other income (expense), net	26.2	(19.8)
Income before income taxes	208.4	147.2

Income tax expense	(56.8)	(43.0)

Net income	151.6	104.2
Net loss attributable to non-controlling interests	(0.1)	—
Net income attributable to Euronet Worldwide, Inc.	$151.5	$104.2
Add: Interest expense from assumed conversion of convertible notes, net of tax	1.1	1.1
Net income for diluted earnings per share calculation	$152.6	$105.3
Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$3.21	$2.05

Diluted weighted average shares outstanding	47,554,606	51,470,603

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended September 30, 2024

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$151.6

Add: Income tax expense					56.8
Less: Total other income, net					(26.2)

Operating income (expense)	$117.3	$29.1	$58.1	$(22.3)	$182.2
Add: Depreciation and amortization	24.8	1.9	6.0	0.2	32.9
Add: Share-based compensation	—	—	—	10.6	10.6
Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)	$142.1	$31.0	$64.1	$(11.5)	$225.7

	Three months ended September 30, 2023

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$104.2

Add: Income tax expense					43.0
Add: Total other expense, net					19.8

Operating income (expense)	$104.8	$28.3	$53.7	$(19.8)	$167.0
Add: Depreciation and amortization	23.9	1.8	7.0	0.1	32.8
Add: Share-based compensation	—	—	—	12.7	12.7
Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)	$128.7	$30.1	$60.7	$(7.0)	$212.5

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2024	2023

Net income attributable to Euronet Worldwide, Inc.	$151.5	$104.2

Foreign currency exchange (loss) gain	(27.4)	8.8
Intangible asset amortization(1)	5.1	5.5
Share-based compensation(2)	10.6	12.7
Income tax effect of above adjustments(3)	4.9	(4.7)
Non-cash investment gain(4)	(16.9)	—
Non-cash GAAP tax expense(5)	8.8	6.2

Adjusted earnings(6)	$136.6	$132.7

Adjusted earnings per share - diluted(6)	$3.03	$2.72

Diluted weighted average shares outstanding (GAAP)	47,554,606	51,470,603
Effect of adjusted EPS dilution of convertible notes	(2,781,818)	(2,781,818)
Effect of unrecognized share-based compensation on diluted shares outstanding	320,885	185,073
Adjusted diluted weighted average shares outstanding	45,093,673	48,873,858

(1) Intangible asset amortization of $5.1 million and $5.5 million are included in depreciation and amortization expense of $32.9 million and $32.8 million for both the three months ended September 30, 2024 and September 30, 2023, in the consolidated statements of operations.
(2) Share-based compensation of $10.6 million and $12.7 million are included in salaries and benefits expense of $169.6 million and $153.6 million for the three months ended September 30, 2024 and September 30, 2023, respectively, in the consolidated statements of operations.

(3) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(4) Non-cash investment gain of $16.9 million is included in other income in the consolidated statement of operations.

(5) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.
(6) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.